Exhibit 3.210

AMENDED BYLAWS

OF

SHERIDAN HEALTHCARE OF WEST VIRGINIA, INC.

GOVERNING THE EMPLOYMENT OF PHYSICIANS

AND PHYSICIAN AUTONOMY IN THE PRACTICE OF MEDICINE

IN THE STATE OF WEST VIRGINIA

Section 1. Statement of Purpose. The Corporation is a for-profit business corporation, organized in the State of West Virginia on August 4, 2000. The West Virginia Board of Medicine made a determination on September 20, 2000 that the Corporation was not in violation of the West Virginia Medical Practice Act and therefore able to provide perinatology services to various health care facilities in the State of West Virginia, including but not limited to hospitals, clinics and medical offices, exclusively through physicians and health care providers who are licensed and otherwise qualified to render professional medical services in the State of West Virginia.

The Corporation continues to meet the criteria contained in the West Virginia Medical Practice Act. The Corporation desires to amend its Bylaws in order to include the provision of professional anesthesiology services and other medical specialty services. The provision of these medical specialty services shall be carried out exclusively through such physicians and health care providers who are licensed and otherwise qualified to render professional medical services in the State of West Virginia. To carry out this purpose, the Corporation must recruit and employ such physicians and other health care providers who are duly licensed and qualified to provide anesthesiology and other medical specialty services in the State of West Virginia.

The Corporation has identified a need for medical specialty services, including anesthesiology services, in the State of West Virginia. Through its recruitment efforts and the employment of qualified physicians to provide medical specialty services in West Virginia, the Corporation will be able to provide a continuity of medical specialty services to health care facilities which may not otherwise have access to or be as affordable. The Corporation anticipates that greater accessibility to quality care will generally benefit the public and citizenry of West Virginia.

Through the Corporation’s management of the financial, administrative and business affairs related to the provision of such services, the Corporation will enable to physicians employed by it to exclusively engage in the practice of medicine and focus on the provision of quality professional medical services to health care facilities and patients. Through its centralized management and specialization in anesthesiology services and other medical specialty services, the Corporation will be able to provide practice resources and support to the physicians employed by it. The Corporation anticipates that its structure will enhance the quality of medical care and that the public and citizenry of West Virginia will thereby benefit.

Section 2. Employment of Physicians. The employment of all physicians by the Corporation shall be governed by, and subject to, the standards and requirements imposed by these Bylaws. The employment of a physician by the Corporation shall be governed by a written employment agreement which shall adhere to the standards and requirements set forth herein.

Section 3. No Ownership Interest. No physician employed by the Corporation to render medical services or engage in the practice of medicine shall be entitled to become a shareholder of the Corporation or to obtain any ownership interest in the Corporation, whether legal or equitable.

Section 4. Physician Autonomy in Medical Decision-Making. Medical and professional judgments shall be vested in, and controlled by, physicians. Each physician shall have complete autonomy to his or her medical decision-making (including diagnosis and treatment), so long as and to the extent that it is consistent with the following standards of practice:

(a)	the professional standards of practice established by the West Virginia Board of Medicine;

(b)	the professional standards of practice established and maintained by any health care facility, hospital, clinic or office where the physician renders services; and

(c)	the generally accepted professional standards of practice applicable to physicians practicing at facilities of similar size and character where the physician renders service.

Section 5. Physician’s Duties. In addition to complying with the applicable standards of practice, each physician shall be responsible for complying with managed care protocols, hospital bylaws, state and federal regulations, and best practices, utilization review, peer review, quality assurance and risk management guidelines and standards, in rendering medical services and practicing medicine. These duties notwithstanding, it is the Corporation’s policy that the physician’s duty to his patient shall always be paramount and that the physician’s independent professional judgment should not be influenced by commercial, business or lay concerns so that the physician can maintain an undivided loyalty to the patient. To this end, no physician shall be required by the Corporation to take any action or render any services that are inconsistent with the applicable standards of practice, notwithstanding the fact that a physician’s medical decision made to the best interests of medicine may erode the profitability of the Corporation in some manner.

Section 6. Exoneration from Liability. A physician’s duty to his or her patient shall be paramount to any fiduciary duty owed by the physician to the Corporation and its shareholders, and in the event that a physician’s duty to a patient shall conflict with his or her fiduciary duty to the Corporation, then the physician shall always fulfill his or her duty to the patient and act in accordance with the applicable standards of the practice of medicine, without liability to the Corporation or its shareholders for breach of fiduciary duty, and the physician shall be exonerated from liability arising from the conflict.

Section 7. Continuity of Care & Access to Records. A patient’s medical records made by a physician and kept by the Corporation shall be freely accessible to the patient’s treating physician in accordance with applicable standards of practice, and to ensure the continuity of care, provision shall be made to reproduce those records as may required and requested by a patient’s treating physician where the physician-patient relationship continues after the termination of a physician’s employment with the Corporation. Physicians employed by the Corporation, including those whose employment is to terminate, shall adhere to the applicable standards of practice governing the assignment and transfer of patients to ensure that continuity of care is maintained.

Section 8. Patient Freedom of Choice. The Corporation recognizes that in the physician-patient relationship, the patient’s freedom of choice must be honored and preserved. Accordingly, the Corporation shall take no action that intrudes upon, impairs, interferes with or abridges the applicable standards of practice governing a patient’s freedom of choice, provided however, that nothing set forth in this Section 8 or in the preceding Section 7 shall be construed as in any way preventing, prohibiting or restricting the Corporation from enforcing any covenant not to compete entered into by and between the Corporation and a physician.

Section 9. Patient Confidentiality. Patient confidentiality and the confidentiality of the patient records shall be preserved in the manner and to the extent required by the applicable standards of practice and the requirements of federal and state laws, rules, regulations, administrative decisions and judicial decisions.

Section 10. Reasonable and Lawful Fees. Physicians shall retain the authority and responsibility to approve the fees charged for their services and determine that they are both lawful and reasonable.

Section 11. Professional Accountability. Though the Corporation may procure professional liability coverage to provide liability protection for the physician and the Corporation, the Corporation shall retain the right and authority to terminate the physician’s employment for cause pursuant to the terms of a written physician employment agreement, which may include, but is not limited to, the physician’s: (i) negligence, misfeasance or malfeasance; (ii) revocation or suspension of his or her license to practice medicine in the State of West Virginia; (iii) failure to competently and adequately perform his or her duties; (iv) loss of privileges at any health care facility where the physician is providing services as a part of his or her employment.

Section 12. Changes in the Law. The Corporation’s employment of a physician shall in all respects comply with the laws of the State of West Virginia, including all applicable rules, regulations, decisions and orders of the West Virginia Board of Medicine. In the event that any part of these Bylaws conflicts with or fails to fully conform to any state law or regulation (currently in effect or enacted hereafter) or any decision, ruling or interpretation of a court or administrative agency with respect to any such law or regulation, then these Bylaws shall be interpreted or amended to the extent possible to comply with and conform to such laws and regulations. Any provisions of these Bylaws which are rendered invalid or unlawful by such laws or regulations shall be void and of no force and effect. The invalidity of any such provisions shall not invalidate all provisions of these Bylaws, but rather, these Bylaws shall be construed as though they did not contain the particular invalid provision or provisions.

Section 13. Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new Bylaws adopted, by the Corporation’s Board of Directors or shareholders; provided however, that no amendments or alterations shall be made or, if made, shall be effective, (i) if such amendments or alterations violate the West Virginia Medical Practice Act, any rules, regulations, decisions, orders or interpretations of the Act promulgated or issued by the West Virginia Board of Medicine, any other applicable federal, state or local law or regulations, or the Corporation’s Articles of Incorporation, or (ii) if they cause the Corporation to be in violation of the certificate of authorization issued by the West Virginia Board of Medicine or cause the revocation or suspension of said certificate or (iii) if they must be approved in advance by the West Virginia Board of Medicine, in which case such amendments or alterations shall not be effective until approved by the West Virginia Board of Medicine.

I HEREBY CERTIFY that the foregoing Amended Bylaws Governing the Employment of Physicians and Physician Autonomy in the Practice of Medicine in the State of West Virginia of SHERIDAN HEALTHCARE OF WEST VIRGINIA, INC. are the Bylaws duly adopted by all of the directors of the corporation, effective as of June 30, 2006, pursuant to a written consent to action dated as of October     , 2006.

/s/ Jay A. Martus
Jay A. Martus, Corporate Secretary

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